Exhibit 10.2

CABOT OIL & GAS CORPORATION

DEFERRED COMPENSATION AGREEMENT

This Deferred Compensation Agreement (“Agreement”) is made between Cabot Oil & Gas Corporation, a Delaware corporation (the “Company”), and Phillip L. Stalnaker (“Executive”), effective as of October 1, 2021 (the “Effective Date”) in connection with the Company and Executive entering into a letter agreement (the “letter agreement”) regarding the treatment of certain rights under Executive’s Change in Control Agreement (as defined in such letter agreement).

This Agreement shall automatically terminate and be of no force or effect if Executive’s employment with the Company is terminated for any reason before the Closing (as defined in the Agreement and Plan of Merger, dated as of May 23, 2021, among the Company, Double C Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), and Cimarex Energy Co., a Delaware corporation (“Cimarex”), as subsequently amended on June 29, 2021 (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into Cimarex (the “Merger”) in accordance with the terms of the Merger Agreement) or the Merger Agreement is terminated for any reason without the occurrence of the Closing.

ARTICLE I

DEFINITIONS

1.1	Definitions.

Whenever the following words and phrases are used in this Agreement, with the first letter capitalized, they shall have the meanings specified below.

(a) “Account” shall mean the bookkeeping account maintained by the Committee for Executive that, pursuant to Section 3.1, is credited with amounts equal to (i) $3,131,700 and (ii) earnings and losses.

(b) “Beneficiary” or “Beneficiaries” shall mean the person or persons, including a trustee, personal representative or other fiduciary, last designated in writing by Executive in accordance with procedures established by the Committee to receive the benefits specified hereunder in the event of Executive’s death. No beneficiary designation shall become effective until it is filed with the Committee. Any designation shall be revocable at any time through a written instrument filed by Executive with the Committee with or without the consent of the previous Beneficiary. If there is no such designation or if there is no surviving designated Beneficiary, then the Beneficiary shall be Executive’s surviving spouse, if any, or, if there is no surviving spouse, Executive’s estate. Payment by the Company to the Beneficiary identified pursuant to the terms of this Section 1.1(b) if no such designation exists, of all benefits owed hereunder shall terminate any and all liability of the Company.

(c) “Board of Directors” or “Board” shall mean the Board of Directors of the Company.

(d) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(e) “Committee” shall mean the Committee appointed by the Board to administer the Agreement in accordance with Article VI.

(f) “Company” shall mean Cabot Oil & Gas Corporation and any successor corporations.

(g) “Deferred Compensation Plan” shall mean Cabot Oil & Gas Corporation Deferred Compensation Plan now in effect, or as amended from time to time.

(h) “Distributable Amount” shall mean the balance in Executive’s Account.

(i) “401 (k) Plan” shall mean the retirement plan maintained by the Company on the Effective Date that is intended to qualify under Sections 401(a) and 401(k) of the Code and any successor or replacement plan.

(j) “Fund” or “Funds” shall mean one or more of the investment funds selected by the Committee pursuant to Section 2.1(b).

(k) “Interest” shall mean, for each Fund, an amount equal to the net rate of gain or loss on the assets of such Fund, as calculated on a daily basis.

(l) “Investment Fund Subaccount” means one of the separate subaccounts into which Executive’s Account is divided pursuant to Executive’s election under Section 2.1(a).

(m) “Payment Date” shall mean

(i) except as provided in Section 1.1(m)(ii), the 15th business day following the earlier of (A) the date of Executive’s Separation from Service or (B) Executive’s death; and

(ii) if Executive is a Specified Employee on the Payment Date otherwise applicable in Section 1.1(m)(i), the 15th business day following the earlier of (A) the expiration of six months following the date of Executive’s Separation from Service or (B) the date of Executive’s death.

(n) “Section 409A” shall mean Section 409A of the Code and all related regulations and notices in effect thereunder.

(o) “Separation from Service” shall mean separation from service as defined in Treasury Regulation 1.409A-1(h), other than because of Executive’s death.

(p) “Specified Employee” shall mean an individual who, on the date of Separation from Service with the Company, is treated as a Specified Employee by the Company in accordance with the requirements of Section 409A.

(q) “Trust” shall mean a trust that may be established pursuant to Section 3.2.

(r) “Unforeseeable Emergency” shall mean a severe financial hardship to Executive resulting from:

(i) a sudden and unexpected illness or accident of Executive or of his spouse, beneficiary or dependent (as defined in Section 152 of the Code without regard to Section 152(b)(1), Section 152(b)(2) and Section 152(d)(1)(B));

(ii) loss of Executive’s property due to casualty and not otherwise covered by insurance; or

(iii) such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond Executive’s control.

Except as otherwise provided herein, “Unforeseeable Emergency” shall not include the purchase of a home or the payment of college tuition.

The Committee shall have the sole authority and discretion to determine whether Executive has experienced an Unforeseeable Emergency and may require Executive to submit such documentary evidence as the Committee, in its sole discretion, deems necessary to establish the existence or non-existence of an Unforeseeable Emergency and/or the amount of such distribution. The Committee shall have the sole discretion and authority to establish the time period within which Executive must provide any such documentary evidence.

(s) “Year” shall mean the period of twelve consecutive months beginning on each January 1 and ending on December 31.

ARTICLE II

INVESTMENT ELECTIONS

2.1	Investment Elections.

(a) In connection with entering into this Agreement, Executive shall designate the types of Funds Executive’s Account will be deemed to be invested in for purposes of determining the amount of Interest to be credited to the Account. In making the designation pursuant to this Section 2.1, Executive may specify that all or any multiple of his Account in whole percentage increments (equal to or greater than 1%) be deemed to be invested in one or more of the types of Funds provided under the Agreement as communicated from time to time by the Committee. Executive may change the designation made under this Section 2.1 effective as of the next following business day, by following the procedures set forth by the Committee; provided, however, that the portion of Executive’s Account that is subject to such change shall be at least $250. If Executive fails to designate a type of fund under this Section 2.1, his Account shall be invested in the fund or funds designated by Executive under the Deferred Compensation Plan and if no such election has been made thereunder, his account shall be invested in the fund designated by the Committee.

(b) Although Executive may designate the type of investments, the Committee shall not be bound by such designation. The Committee, from time to time, in its sole discretion, may designate commercially available investments of each of the types communicated by the Committee to Executive pursuant to Section 2.1(a) above to be the Funds. The interest rate of each such commercially available Fund shall be used to determine the amount of earnings or losses to be credited to Executive’s Account under Article III.

ARTICLE III

ACCOUNT AND TRUST FUNDING

3.1	Account.

The Committee shall establish and maintain an Account for Executive under the Agreement. Executive’s Account shall be further divided into separate Investment Fund Subaccounts, each of which corresponds to a Fund elected by Executive pursuant to Section 2.1(a). Executive’s Account shall be credited as follows:

(a) On or within fifteen business days of the Effective Date, the Committee shall credit the Investment Fund Subaccounts of Executive’s Account with an amount equal to $3,131,700 in accordance with Executive’s designation under Section 2.1(a); that is, the portion of the credit that Executive has elected to be deemed to be invested in a certain type of Fund shall be credited to the Investment Fund Subaccount corresponding to that Fund; and

(b) As of each payroll date during each Year, each Investment Fund Subaccount of Executive’s Account shall be credited with Interest in an amount equal to that determined by multiplying the balance credited to such Investment Fund Subaccount immediately following the preceding payroll date by the Interest Rate for the corresponding Fund selected by the Company pursuant to Section 2.1(b).

3.2	Trust Funding.

The Company may create a Trust with respect to which Fidelity Management Trust Company, or another third party, may serve as Trustee. The Company may contribute to the Trust an amount equal to the amount credited to Executive’s Account pursuant to Section 3.1. The Company may also contribute such additional amounts as it shall deem necessary or appropriate.

Although the principal of the Trust and any earnings thereon shall, if established, be held separate and apart from other funds of Company and, except as provided below, shall be used exclusively for the uses and purposes of Executive and Beneficiaries as set forth therein, neither Executive nor his Beneficiaries shall have any preferred claim on, or any beneficial ownership in, any assets of the Trust prior to the time such assets are paid to Executive or his Beneficiaries as benefits and all rights created under this Agreement shall be unsecured contractual rights of Executive and his Beneficiaries against the Company. Any assets held in the Trust will be subject to the claims of Company’s general creditors under federal and state law in the event of insolvency as may be defined in the Trust.

Except as provided above, assets of the Agreement and, if established, the Trust shall never inure to the benefit of the Company and the same shall be held for the exclusive purpose of providing benefits to Executive and his Beneficiaries and deferring reasonable expenses of administering the Agreement and, if established, the Trust.

ARTICLE IV

VESTING

4.1	Vesting.

Executive’s Account shall be 100% vested at all times.

ARTICLE V

DISTRIBUTIONS

5.1	Distribution of Account.

The Distributable Amount shall be paid to Executive in a lump sum on the Payment Date.

5.2	Inability to Locate Executive.

In the event that the Committee is unable to locate Executive or Beneficiary within two years following the required Payment Date, the amount allocated to Executive’s Account shall be forfeited and, to the extent that such amounts have been funded through contributions to the Trust Fund, shall be credited and restored to the Company.

ARTICLE VI

ADMINISTRATION

6.1	Committee.

A Committee shall be appointed by, and serve at the pleasure of, the Board of Directors. The number of members comprising the Committee shall be determined by the Board which may from time to time vary the number of members. A member of the Committee may resign by delivering a written notice of resignation to the Board. The Board may remove any member by delivering a certified copy of its resolution of removal to such member. Vacancies in the membership of the Committee shall be filled promptly by the Board.

6.2	Committee Action.

The Committee shall act at meetings by affirmative vote of a majority of the members of the Committee. Any action permitted to be taken at a meeting may be taken without a meeting if, prior to such action, a written consent to the action is signed by all members of the Committee and such written consent is filed with the minutes of the proceedings of the Committee. The Chairman or any other member or members of the Committee designated by the Chairman may execute any certificate or other written direction on behalf of the Committee.

6.3	Powers and Duties of the Committee.

(a) The Committee, on behalf of Executive and his Beneficiaries, shall enforce the Agreement in accordance with its terms, shall be charged with the general administration of the Agreement, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:

(i) To select the Funds in accordance with Section 2.1(b) hereof;

(ii) To construe and interpret the terms and provisions of this Agreement;

(iii) To compute and certify to the amount of benefits payable to Executive and his Beneficiaries;

(iv) To maintain all records that may be necessary for the administration of the Agreement;

(v) To provide for the disclosure of all information and the filing or provision of all reports and statements to Executive, Beneficiaries or governmental agencies as shall be required by law;

(vi) To make and publish such rules for the regulation of the Agreement and procedures for the administration of the Agreement as are not inconsistent with the terms hereof;

(vii) To appoint an administrator or any other agent, and to delegate to them such powers and duties in connection with the administration of the Agreement as the Committee may from time to time prescribe; and

(viii) To take all actions necessary for the administration of the Agreement.

6.4	Construction and Interpretation.

The Committee shall have full discretion to construe and interpret the terms and provisions of this Agreement, which interpretations or construction shall be final and binding on all parties, including, but not limited to, the Company and Executive or Beneficiary.

6.5	Information.

To enable the Committee to perform its functions, the Company shall supply full and timely information to the Committee on all matters relating to Executive’s Separation from Service or death, and such other pertinent facts as the Committee may require.

6.6	Compensation, Expenses and Indemnity.

(a) The members of the Committee shall serve without compensation for their services hereunder.

(b) The Committee is authorized, at the expense of the Company, to employ such legal counsel as it may deem advisable to assist in the performance of its duties hereunder. Expenses and fees in connection with the administration shall be paid by the Company.

(c) To the extent permitted by applicable state law, the Company shall indemnify and hold harmless the Committee and each member thereof, the Board of Directors and any delegate of the Committee who is an employee of the Company against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Agreement, other than expenses and liabilities arising out of willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement or otherwise, as such indemnities are permitted under state law.

6.7	Quarterly Statements.

Under procedures established by the Committee, Executive shall receive a statement with respect to his Account on a quarterly basis as of each March 31, June 30, September 30 and December 31.

6.8	Claims and Review Procedures.

(a) Claims Procedure. If Executive believes he is entitled to any rights or benefits under the Agreement, he may file a claim in writing with the Chief Executive Officer of the Company (“CEO”). If any such claim is wholly or partially denied, the CEO will notify such person of his decision in writing. Such notification will contain (i) specific reasons for the denial, (ii) specific reference to pertinent Agreement provisions, (iii) a description of any additional material or information necessary for Executive to perfect such claim and an explanation of why such material or information is necessary, and (iv) information as to the steps to be taken if Executive wishes to submit a request for review, the time limits applicable to such procedures, and a statement of Executive’s rights following an adverse benefit determination on review, including a statement of his right to file a lawsuit under the Employee Retirement Income Security Act of 1974 (“ERISA”) if the claim is denied on appeal. Such notification will be given within 90 days after the claim is received by the CEO (or within 180 days, if special circumstances require an extension of time for processing the claim, and if written notice of such extension and circumstances is given to Executive within the initial 90-day period).

(b) Claim Review Procedure. Within 60 days after the date on which Executive receives a notice of denial, Executive or his duly authorized representative (“Applicant”) may (i) file a written request with the CEO for a review of his denied claim; (ii) review pertinent documents; and (iii) submit issues and comments in writing. The Applicant may submit written comments, documents, records and other information relating to the claim for benefits under this Agreement. The Applicant may request a formal hearing before the CEO, which the CEO may grant in his discretion. The CEO shall notify the Applicant of his decision with regard to Applicant’s claim not later than 60 days of the receipt of Applicant’s request; provided, however, that CEO may determine that an extension of up to 60 days from the termination date of the initial 60-day review period is required and shall advise the Applicant in writing of the special circumstances requiring any such extension and the date by which the expects to render a decision. Such special circumstances that require an extension of time for rendering a decision include, but are not limited to, the need to hold a hearing. The decision on review shall be in written or electronic notice of the final determination. If the claim is denied in whole or part, such notice, which shall be in a manner calculated to be understood by the person receiving such notice, shall include (A) the specific reasons for the decision, (B) the specific references to the pertinent Agreement provisions on which the decision is based, (C) that the Applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits, and (D) a statement of the Applicant’s right to file a lawsuit under ERISA.

Benefits under this Agreement will only be paid if the CEO decides, in his discretion, that an Applicant is entitled to them. The decision of the CEO on review of the claim denial shall be binding on all parties when Executive has exhausted the claims procedure under this Section 6.8. Moreover, no action at law or in equity shall be brought to recover benefits under this Agreement prior to the date the Applicant has exhausted the administrative remedies under this Section 6.8.

ARTICLE VII

MISCELLANEOUS

7.1	Unsecured General Creditor.

Executive and his Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company. No assets of the Company shall be held in any way as collateral security for the fulfilling of the obligations of the Company under this Agreement. Any and all of the Company’s assets shall be, and remain, the general unpledged, unrestricted assets of the Company. The Company’s obligation under the Agreement shall be merely unfunded and unsecured promise of the Company to pay money in the future, and the rights of Executive and Beneficiaries shall be no greater than those of unsecured general creditors. It is the intention of the Company that this Agreement be unfunded for purposes of the Code and for purposes of Title 1 of ERISA.

7.2	Restriction Against Assignment.

The Company shall pay all amounts payable hereunder only to the person or persons designated by the Agreement and not to any other person or corporation. No part of Executive’s Account shall be liable for the debts, contracts, or engagements of any successors in interest, nor shall Executive’s Account be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, sell, transfer, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. If Executive, any Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, commute, assign, pledge, encumber or charge any distribution or payment from the Agreement, voluntarily or involuntarily, the Committee, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of Executive, such Beneficiary or successor in interest in such manner as the Committee shall direct.

7.3	Withholding.

There shall be deducted from each payment made under the Agreement to Executive (or Beneficiary) all taxes which are required to be withheld by the Company in respect to such payment or this Agreement. The Company shall have the right to reduce any payment (or compensation) by the amount of cash sufficient to provide the amount of said taxes.

7.4	Amendment, Modification, Suspension or Termination.

The Committee may amend, modify, suspend or terminate the Agreement in whole or in part, except that no amendment, modification, suspension or termination shall have any retroactive effect to reduce any amounts allocated to Executive’s Account. In the event that this Agreement is terminated, the amounts allocated to Executive’s Account shall be distributed to Executive or, in the event of his death, his Beneficiary in a lump sum on the fifteenth business day following the date of termination.

7.5	Governing Law.

This Agreement shall be construed, governed and administered in accordance with the laws of the State of Delaware.

7.6	Receipt or Release.

Any payment to Executive or Executive’s Beneficiary in accordance with the provisions of the Agreement shall, to the extent thereof, be in full satisfaction of all claims under the Agreement against the Committee and the Company. The Committee may require Executive or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect; provided, however, that the terms and conditions applicable to such release shall not cause this Agreement or the payment of any amounts under this Agreement to fail to comply with Section 409A.

7.7	Payments on Behalf of Persons Under Incapacity.

In the event that any amount becomes payable under the Agreement to a person who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Committee may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person. Any payment made pursuant to such determination shall constitute a full release and discharge of the Committee and the Company.

7.8	Limitation of Rights and Employment Relationship.

Neither the establishment of the Agreement or Trust nor any modification thereof, nor the creating of any fund or account, nor the payment of any benefits shall be construed as giving to Executive or other person any legal or equitable right against the Company or the trustee of the Trust except as provided in the Agreement and, if established, Trust; and in no event shall the terms of employment of Executive be modified or in any way be affected by the provisions of the Agreement and, if established, Trust.

7.9	Headings.

Headings and subheadings in this Agreement are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

7.10	Section 409A.

The following provisions shall apply to this Agreement, notwithstanding any provision to the contrary:

(a) This Agreement is intended to comply with or be exempt from Section 409A of the Code and ambiguous provisions, if any, shall be construed in a manner that is compliant with or exempt from the application of Section 409A.

(b) This Agreement shall not be amended or terminated in a manner that would cause the Agreement or any amounts payable under the Agreement to fail to comply with the requirements of Section 409A, to the extent applicable, and, further, the provisions of any purported amendment that may reasonably be expected to result in such non-compliance shall be of no force or effect with respect to the Agreement.

(c) The Agreement shall neither cause nor permit any payment, benefit or consideration to be substituted for a benefit that is payable under this Agreement if such action would result in the failure of any amount that is subject to Section 409A to comply with the applicable requirements of Section 409A.

(d) Notwithstanding any provision of this Agreement to the contrary, if Executive is a Specified Employee as of the date of Executive’s Separation from Service, then any amounts or benefits which are payable under this Agreement upon Executive’s Separation from Service which are subject to the provisions of Section 409A and are not otherwise excluded under Section 409A and would otherwise be payable during the first six-month period following such Separation from Service shall be paid on the first business day next following the earlier of (i) the date that is six months and one day following the date of Executive’s Separation from Service or (ii) the date of Executive’s death.

IN WITNESS WHEREOF, the Company has caused this document to be executed by its duly authorized officer on this 30th day of September, 2021.

COMPANY

By:	/s/ Scott C. Schroeder
	Name:	Scott C. Schroeder
	Title:	Executive Vice President and Chief Financial Officer

EXECUTIVE

/s/ Phillip L. Stalnaker
Phillip L. Stalnaker